                                                                    EXHIBIT 12.1

                            CARLISLE COMPANIES INC.

                        EARNINGS TO FIXED CHARGES RATIO

                                    (000'S)

                                                         9 MONTHS
                                                           1996        1995       1994       1993       1992       1991
                                                        -----------  ---------  ---------  ---------  ---------  ---------
Earnings to Fixed Charges without majority-owned,
 unconsolidated subsidiaries and joint ventures.......       11.15       11.25      11.70      10.03       7.78       3.03
Earnings to Fixed Charges including effect of
 proportionate share of majority-owned, unconsolidated
 subsidiaries and joint ventures......................        8.22        8.70       9.73       9.89       7.78       3.03

CARLISLE
Net Earnings Before Tax...............................      70,489      72,858     58,791     46,912     39,720     10,561

  Addback: Losses (earnings) of less than
    majority-owned, unconsolidated subsidiaries.......         (11)        548        478        179        154         --
                                                        -----------  ---------  ---------  ---------  ---------  ---------
                                                            70,478      73,406     59,269     47,091     39,874     10,561

Interest Expense......................................       5,987       6,075      4,647      4,310      5,174      4,376
Operating Leases......................................         956       1,085        891        902        708        817
Total Fixed Charges...................................       6,943       7,160      5,539      5,213      5,882      5,193

MAJORITY-OWNED, UNCONSOLIDATED SUBSIDIARIES AND JOINT
 VENTURES
Net Earnings Before Tax...............................       1,647       1,772       (165)       (18)
Total Fixed Charges...................................       4,927       4,177      2,067        140

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Note 1 -- 1991 includes a $18.7 million restructuring charge.

Note 2 -- Operating leases was obtained by taking 1/3 of total rents paid in each of the years.